Exhibit 10.30

AGREEMENT

This agreement ("Agreement"") is entered into as of June 25, 2008 by and between Cosmetics Limited, a Bahamas international business company ("Cosmetics"), and Alban Muller International, a French company ("AMI"). Cosmetics and AMI are sometimes referred to herein, individually, as a "Party" and, collectively, as the "Parties."

WITNESSETH

WHEREAS, AMI is involved in the study, conception, formulation and production of raw materials used in the manufacture of cosmetic products;

WHEREAS, Cosmetics owns certain rights with respect to the production of cosmetic products; and

WHEREAS, Cosmetics wishes to have AMI produce formulations relating to a cosmetics product range and to produce the finished products corresponding to such formulations and AMI wishes to produce such formulations and finished products, all pursuant to the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the Parties hereto agree as follows:

1. Obligations of AMI. AMI agrees that it will, to the extent technically possible, create formulas matching the characteristics specified by Cosmetics from time to time in writing in the form of Schedule I (a "Brief") and produce products based on such formulations to be exploited commercially by Cosmetics. AMI warrants that Products shall comply with all applicable cosmetics and body hygiene laws and regulations in connection with the production of the products in the countries specified in the Brief. The products to be produced by AMI pursuant to this Agreement are referred to herein, individually, as a "Product" and, collectively, as the "Products."

2. Obligations of Cosmetics. Cosmetics is responsible for the initial introduction into the market of a Product and for compliance with applicable laws and regulations, as described below in Section 7 (the "Current Requirements"). Consequently, from their initial market launch, Cosmetics is responsible, for requirements in connection with the marketing and sales of the products for compliance with laws and regulations relating to the health and safety of persons, to fair trade and consumer protection. The person responsible for the initial launch of a product on a market is, therefore, obligated to confirm that the latter conforms to such current requirements.

3. Procedures with Respect to AMI. Each procedure commenced by AMI pursuant to a Cosmetics Brief is referred to herein as a "Project." The following procedures shall apply to AMI's responsibilities hereunder for each Project:

    Each new Brief shall be discussed and created only during monthly creative meetings which shall take place at 10 Haunch Venison Yard, Mayfair, London, United-Kingdom, each month during the term of this Agreement, at which key personnel from both Cosmetics and AMI are present. Such a Brief is referred to as an "Approved Brief." The Approved Brief shall be prepared by Cosmetics as soon as practicable after the meeting and sent to AMI.

3-1-1 Cosmetic key personnel to be present:

    Marketing director

    Treatment and Product Development Director

    Product Development Manager

3-1-2 AMI key personnel to be present:

    Finished cosmetic products technical director

    Account Manager

3.2 AMI will commence working on the formulation for a Product within twenty-one (21) working days after receiving the Approved Brief by appropriate Cosmetics personnel.

3.3 AMI shall reply to Cosmetics within fourteen (14) working days from receipt of an Approved Brief, with its comments as to the feasibility of the Project, including, but not limited to, the proposed price that Cosmetics will pay for the Product, ingredients and other technical specifications of the proposed formulation. However, it is agreed that the price should be such that reasonably does not compromise the formulation quality or efficacy of a Product or Products.

3.4 Any changes requested by Cosmetics will be in a writing in the form of a "Change Inquiry" (Schedule II) and signed by a person duly authorized. Following initial review and technical advice from AMI with respect to a Change Inquiry, changes must be confirmed by Cosmetics in writing. Any change in an Approved Brief pursuant to a Change Inquiry shall be authorized by appropriate Cosmetics personnel.

3.5 After agreement as to the changes pursuant to Section 3.4, AMI will make its best endeavors to submit samples that propose to satisfy the Approved Brief to Cosmetics.

If Cosmetics believes that the submitted samples do not satisfy the Approved Brief, written notification will be made to AMI within a reasonable time by Cosmetics. Cosmetics will provide details of such non-conformance in writing to AMI. The latter will resubmit samples at no additional charge until Approved Brief conformity is achieved.

All resubmission of samples is to be within thirty (30) days of the receipt of written notification of non-conformance by Cosmetics.

Each submission of samples shall be accompanied by full documentation of the formula, i.e. percentage breakdown, ingredient specifications and formula price.

3-6 In the event that more than four (4) sample variants have been submitted by AMI without the Approved Brief being satisfied, key personnel from both Cosmetics and AMI must review the Approved Brief to determine why the formulation is unachievable.

If the Approved Brief needs to be amended following such review, a written document shall be executed by the Parties. This is not to be considered as a new Approved Brief and is to be effected without charge.

3-7 Cosmetics shall agree to the formula based on the samples in order to permit AMI to continue the Project. The agreement of Cosmetics shall be formalized by the signature of Cosmetics on an "Acceptance Form" (Schedule III), that authorizes commencement of the tests.

3-8 If the formulation fails to comply with the Approved Brief, following safety assessment and stability, patch, challenge, efficacy, ocular or sun protection factor tests, it will be considered as not having conformed to the Approved Brief. In this case, and if Cosmetics so requests, a new formulation will be started by AMI.

3-9 Any changes decided by Cosmetics after the signature of the Acceptance Form will become, for purposes of this Agreement, a "New Brief". Any New Brief shall constitute a new Product formulation and shall be consequently charged by AMI.

3-10 Under no circumstances shall AMI make any changes, no matter how nominal, to a formula as to which an Acceptance Form has been executed by Cosmetics and delivered to AMI without Cosmetics being made fully aware of the proposed changes and written confirmation having being received from Cosmetics.

If changes are requested by Cosmetics, they will become a "New Brief."

    This applies to any formula change, irrespective of the reason, be it the continued availability of, legal status of or effectiveness of a raw ingredient.

    If a change is required by Cosmetics and after agreement of AMI, AMI shall provide a full sample within fourteen (14) working days, accompanied by full documentation of the formula and an Acceptance Form.

4. Testing by AMI. Any test to be carried out shall be specified in the Approved Brief by Cosmetics. In any event, however, AMI will (i) test the accelerated aging of the Product over a three (3) month period in order to verify its stability and guarantee a durability of thirty (30) months (used to determine a shelf life date corresponding to the month of manufacturing plus thirty (30) months) and (ii) test the Product for compatibility, for a period of three (3) months, with the packaging to be utilized by Cosmetics in connection with distribution of the Product. In connection with the test described in clause (ii) above, Cosmetics shall provide samples of the final packaging or provide prototype packaging trials which are to conform to exact specifications of proposed final packaging, in order to permit AMI to perform the compatibility test.

For compatibility tests carried out on formulations not manufactured by AMI or in the event of a change of packaging following initial product launch, it is agreed that an additional invoice shall be established in the following cases: Product ready to be tested (i.e. packaged) (GBP British Pound Stirling 60), product not ready to be tested as needing several handlings (i.e. to package) (GBP British Pound Stirling 80).

5. Additional Tests. According to the Approved Brief, AMI shall (i) perform a "challenge" test for a six (6) week period to insure the ability of the preservative system of the Product to fight against pollution (This test shall be carried out by an external provider to be determined by AMI and approved by Cosmetics), and (ii) a "patch" test for a four (4) week period to provide initial evaluation of the potential harmful side effects of the Product. The patch test will be performed on twenty (20) persons. Said test is accompanied by a Safety Assessment by a toxicological expert (this test shall be carried out by an external provider to be determined by AMI and approved by Cosmetics), and (iii) "Ocular" test carried out by an external provider to be determined by AMI and approved by Cosmetics, for products intended for application to the face, for a two (2) week period in order to provide an initial evaluation of the ocular tolerance according to Agarose test and HET-CAM test .

Cosmetics acknowledges that such a test represents a consulting service provided by AMI on behalf of Cosmetics without guarantee regarding the properties and effects of the Product and that such tests do not exempt Cosmetics from the obligation of carrying out all tests it is required to perform under applicable law.

6. Results of Tests. The results of the tests (stability, compatibility, challenge, patch, ocular tests and/or other tests as required by applicable laws and regulations, the applicable Approved Brief and industry standards) will be recorded in a written document supplied to Cosmetics within fourteen (14) working days after the completion of tests.

7. Compliance with Laws. Cosmetics shall be responsible for complying with all applicable laws and regulations in each territory where the Products are sold. Consequently, Cosmetics will carry out the additional tests that it considers necessary in order to effectuate such compliance with respect to the safety of the Products that it markets. Furthermore, Cosmetics shall be responsible for carrying out the tests needed in case of claims or according to a Product's presentation, its labelling and/or its instructions for use. Cosmetics shall thus in any event be responsible, prior to the first marketing of the Product, for checking that it complies with current regulations in each country where it is to be marketed and for ensuring that it must not cause damage to human health when applied under normal or reasonably foreseeable conditions of use. AMI will, promptly after the request therefor by Cosmetics, cooperate with Cosmetics in connection with Cosmetics' compliance with such laws and regulations, including, among other things, upon the request of Cosmetics, communicating to Cosmetics all pertinent information and documentation relating thereto.

8. Manufacture of Products. AMI will produce a preliminary batch of the Product (a "Pilot Batch") in order to confirm the satisfactory character thereof. AMI's Quality Control Department will comprehensively check the Pilot Batch against the signed-off laboratory sample before dispatch. If it does not match in texture, aroma, consistency or color, it is not to be sent to Cosmetics. Cosmetics will be provided with a sample of this Pilot Batch accompanied by a document called Cosmetic pilot batch approval by customer (Schedule IV) to be signed and returned to AMI by Cosmetics, to indicate, if appropriate, Cosmetics' approval with respect to the physical characteristics of the Product. The Parties acknowledge that, because the production equipment used in AMI's manufacturing facility is not of the same scale as that used for the Pilot Batch, the Product, as reflected in the Pilot Batch, may have minor differences in appearance and texture compared to the final manufactured Product. The process of providing samples to Cosmetics in order to determine whether the characteristics for the Product have been met shall continue until the Product has been accepted by Cosmetics or until Cosmetics reasonably determines that such characteristics are not likely to be met within a reasonable period of time (the "Acceptance Procedure"). During the course of the Acceptance Procedure, each side shall respond to the other side within fourteen (14) days after receiving the sample, in the case of Cosmetics, and after receipt of written notification that the sample is not acceptable, in the case of AMI. If Cosmetics approves the relevant Product, the document Cosmetic pilot batch approval by customer shall be signed and returned to AMI by Cosmetics to indicate its approval with respect to the physical characteristics of the Product.

9. Payments by Cosmetics. For each formula developed by AMI for a Product, Cosmetics shall pay to AMI the sum of                                                  , excluding tax, with one-half of that amount due within thirty (30) days after full execution of the Approved Brief or New Brief for the Product and the balance due within thirty (30) days after final acceptance by Cosmetics of the Product formulation, if it occurs. If no such acceptance occurs or if Cosmetics otherwise determines not to proceed with the development of the Product in question, then the balance shall not be payable to AMI. The prices of tests pursuant to Section 5 as well as additional test other than those in Section 5 shall be settled on Schedule 6. The price of each test shall pay by Cosmetic to AMI within thirty (30) days after receipt of the invoice. All payments shall be made by wire transfer to the bank account identified from time to time by AMI to Cosmetics. The prices per kilo for the respective Products in bulk are set forth on Schedule 5. The invoice of the Products shall be paid sixty (60) days after the date of the invoice.

10. Legal file. AMI shall provide Cosmetics with elements in its poessession and required for the legal file as described by article 7 a of the Council Directive (76/768/EEC) of 27 July 1976, modified, on the approximation of the laws of the Members States relating to cosmetics products with the responsibility on Cosmetics to check, complete and update it and make it available to the authorities at the address mentioned on the container and on the packaging of the Product. AMI shal provide : (a) the qualitative and quantitative composition of the product; (b) the physico-chemical and microbiological specifications; (c) the method of manufacture in French; (d) assessment of the safety for human health of the finished product; (e) the name and address of the qualified person or persons responsible for the assessment; (f) data on any animal testing.

11. Reservation of title. AMI remains the owner of the Product until the Products are made available. As soon as a Product is made available, responsibility for the Product shifts to Cosmetics. Cosmetics agrees to obtain insurance coverage for the risk of loss, destruction or theft of the Product.

12. Late Payments. In the event Cosmetics fails to pay AMI any amounts due hereunder within thirty (30) days after the date when such payment is due, such unpaid amount shall bear interest at the rate of five percent (5%) per annum commencing on the day such payment was due.

13. Transfer of Rights to Formula. The transfer of the ownership of the formulation for a Product shall occur at the time full payment of formula development and tests has been made to AMI for such Product by Cosmetics in accordance with Section 9 above. Full payment shall be deemed to have been received by AMI on the date on which AMI's bank account is credited with the wire transfer from Cosmetics. Thirty (30) days after such payment has been made, AMI will provide to Cosmetics, with respect to such formulation, samples thereof in quantities reasonably requested by Cosmetics, the ingredients and formula therefore, the procedures for the production thereof.

14. Prohibition on AMI. Whether or not payment is made by Cosmetics with respect to a formula for a Product, AMI shall not (i) use such formula for any party other than Cosmetics, (ii) allow such formula to be used by a third party to produce any products, (iii) otherwise create any products under such formula other than for Cosmetics.

Notwithstanding the foregoing, AMI may provide the formulation of a Product to governmental authorities as required pursuant to applicable law or regulation.

15. Currency Risk/Price Modification. The Parties agree to meet once a year in June in order to discus pricing issues with respect to volumes, margins, forecasts, etc.

The prices in this Agreement (the "Prices") are quoted in GBP British Pound Sterling). The exchange rates chosen at the beginning of this Agreement are based on the exchange rate between the pound sterling and the euro as of January 2, 2007: 0.67 British Pound Stirling = 1 euro.

(i) In the event that during the term of this Agreement the GBP British Pound Sterling exchange rate against the Euro shows a weakening of the pound by more than 5% (i.e.: you need more BritishPound Sterling to buy one euro), prices shall be adjusted accordingly.

(ii) The Prices shall be modified once during a contractual year (each contractual year begins on the anniversary date) based on the next sentence. It shall be changed in proportion to the UK consumer price index [CPI (overall index - number 12: Miscellaneous goods and services - 2005 = 100)]. This variation index should be capped at three percent (3%) maximum increase. The variation shall take place annually on the anniversary of this Agreement. The index chosen by the Parties is: December 2006: 104.9.

In the event that the annual calendar year sales figures for Products by Cosmetics increase twenty-five percent (25%), this Section 15 (ii) shall not apply.

16. Rebate. AMI agrees to grant to Cosmetics a special annual rebate on the annual sales made by Cosmetics [i.e. amount of the purchase from AMI]. In the event that Cosmetics realizes a turnover equal or superior to twenty-five percent (25%) compared with the previous year, a five percent (5%) rebate shall be applied on this additional turnover. Cosmetics will be entitled to credit corresponding to the amount of the rebate within thirty (30) working days after the end of the financial year of AMI and that amount may be set off by Cosmetics against amounts it owes to AMI.

17. Certain Rights. AMI and Cosmetics shall have all rights to which they are entitled under applicable law in the event of the insolvency, receivership or similar occurrence with respect to the other Party.

18. Representations and Warranties of AMI. AMI represents and warrants that all of its activities pursuant to this Agreement shall be conducted in accordance with all laws, regulations and industry standards applicable to the activities involved. All Products produced by AMI pursuant to this Agreement shall be of merchantable quality and be fit for their intended uses and have all properties relating to safety required by applicable law. AMI represents and warrants that it maintains, and will continue to maintain at all times during the term of this Agreement an appropriated insurance. At the time of execution of this Agreement, AMI is providing to Cosmetics a certificate verifying that the aforesaid insurance is in place.

19. Product Ordering Procedure. All orders of Products by Cosmetics from AMI must be sent in writing in accordance with the procedures set forth in this Section 19. With respect to an order for the initial production of a new Product, delivery to Cosmetics shall take place within eight (8) weeks from the date the order is received by AMI. With respect to subsequent orders, delivery to Cosmetics shall be within six (6) weeks after the date the order is received by AMI. Each order from Cosmetics for Products will generally be for a minimum of 50 kilos. AMI shall have three (3) working days after receipt of an order from Cosmetics to inform Cosmetics of a reason why the order could not be shipped within the above respective time periods (an "Inability"). In the event of an Inability beyond the control of AMI, AMI shall fill the order as soon as possible after the end of the Inability.

If an individual delivery is late by fourteen (14) working days or more beyond the agreed delivery date, a five percent (5%) discount will be applied on the amount invoiced.

20. Product Delivery Procedure. Each Product, as delivered, shall conform to the Approved Brief or New Brief for such Product. The Product shall be delivered "EX WORKS" ICC 2000. Each Product shall be made available at the premises of AMI in bulk, packaged in drums suitable for transportation only. The risk of loss with respect to the Products shall be borne by Cosmetics once the Products are made available from AMI's premises to Cosmetics or its representative. Once a Product is ready for shipping from AMI's premises, AMI will provide written notice thereof to Cosmetics. Cosmetics shall remove the Product within thirty (30) days, unless written notice is given to AMI advising of a required delay in collection. Cosmetics has a period of eight (8) days from receipt of Products on its premises to verify the acceptable condition of the Products and to issue any claim for defective Products or relating to quality of the Products (packaging, quantity, weight, conformity, etc.) (a "Quality complaint"). If a Quality complaint is sent within such eight-day period, then the Products involved shall be deemed to have not been accepted and no payments shall be required with respect thereto. No written claim within the allowed time limit shall constitute legal acceptance of the Product, and in consequence no claim or action for any reason whatsoever shall not be accepted after the expiry of this period.

21. Storage and Marketing of Products. Cosmetics agrees to store the Products under conditions of appropriate security for consumer use and to sell the Products without changes in composition from the bulk Products received from AMI. Any change in such composition shall make null and void the representations and warranties by AMI with respect to the Products herein.

22. Term. This Agreement shall be for a term of five (5) years commencing as of January 1, 2007. This Agreement shall automatically renew for successive periods of five (5) years unless a Party gives written notification of termination of this Agreement no later than six (6) months prior to the expiration of this Agreement. This Agreement may be terminated by a Party in the event of the material breach (define as a breach affecting the very essence of the Agreement) of this Agreement by the other Party, which breach is not cured within thirty (30) days after notice thereof by the non-breaching Party. Upon termination of this Agreement for any reason, the rights of the Parties that would, by their nature, survive termination of this Agreement, will so survive.

23. Confidentiality. Each Party recognizes that, in connection with this Agreement, it will come into the possession of non-public information relating to the products, business, formulations, know-how, trade secrets and other business-related information with respect to the other Party ("Confidential Information"). Each Party also acknowledges that a disclosure of such Confidential Information to a third party could cause material damage to the Party whose Confidential Information is involved. Accordingly, each Party agrees to hold and safeguard all Confidential Information that is not in the public domain other than as a result of disclosure in violation of the terms of this Agreement by the other Party for a period of five (5) years after termination of this Agreement, and not to disclose such Confidential Information unless required by applicable law or regulation. In the event such disclosure is required by applicable law or regulation (other than the requirement of public disclosure by Cosmetics' parent company pursuant to applicable securities laws), the Party from whom disclosure is requested shall promptly notify the other Party in order to provide the other Party with the opportunity to take steps, consistent with applicable law, to prevent the disclosure of such Confidential Information. The parties agree that AMI may pass on, for the proper performance of this Agreement, Confidential Information to other companies of the Groupe Alban Muller to which it belongs, in particular, to Alban Muller Industrie, Laboratoires Adonis and Laboratoires PRAT in charge of the manufacture and the development of the Products.

24. Certain Rights of AMI. As long as AMI is able to produce all products at the target price (i.e: the price agreed upon at the annual price meeting referenced in Section 15, above), at the quality required and within the time set for delivery, AMI shall be granted the exclusive right to manufacture the Products during the term hereof. AMI shall be entitled to send a representative to each monthly product development meeting of Cosmetics or its Elemis Limited affiliate and to receive reasonable advance notice of such meetings.

25. Protection of Cosmetics Products.

26. Indemnification. Each Party (the "Indemnifying Party") agrees, subject to provision of reasonable evidence to support the claim involved, to indemnify and hold harmless the other Party and its respective successors and assigns, officers, directors, employees and agents (collectively, "Representatives"), as well as its respective affiliates and the Representatives of such affiliates (collectively, the "Indemnitees") against any and all claims, liabilities, suits, actions, judgments, decrees, fines, losses, damages, costs and expenses (including attorneys' fees and expenses through appeal) as to which any Indemnitee may become subject by reason of the breach by the Indemnifying Party of any representations or covenants contained herein or otherwise as a result of the conduct of the Indemnifying Party or its Representatives.

27. Time of Actions. Where an action is specified herein to be taken by a Party, but no time for such action is specified, then such action shall take place within a thirty (30) days period.

28. Notices. Any notices, demands or other communications given in connection herewith shall be in writing and be deemed given (i) when personally delivered, (ii) when sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized international courier, such as DHL, with directions to deliver within three (3) days, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as any Party may, in the future, designate in accordance herewith:

When Cosmetics is the intended recipient:

Michèle Steiner Warshaw

Cosmetics Limited

Suite 104A Saffrey Square

Nassau, Bahamas

Facsimile: (242) 356-6260

with a copy to:

Robert C. Boehm

c/o Steiner Management Services LLC

Suite 200

770 South Dixie Highway

Coral Gables, FL 33146

Facsimile: (305) 661-3248

and

Sean Harrington

c/o Elemis Limited

The Lodge

92 Uxbridge Road

Harrow Weald

Middlesex HA3 6BZ

United Kingdom

Facsimile: (44) (208) 909-5032

When AMI is the intended recipient:

Alban Muller International

8 Rue Charles Pathé

94300 Vincennes

France

Facsimile: 33 (0) 1 48 08 81 01

28. Right of inspection - Audit. Cosmetic shall have the right to inspect at any time and at its own expense, subject to a minimum of 3 (three) working days notice and with reasonable frequency, the AMI's facilities. Its inspections shall be conducted using a protocol established by mutual agreement between the Parties, and shall in no way disrupt the work of AMI. Cosmetics warrants that its employees or advisers responsible for the inspections shall maintain a strict obligation of confidentiality concerning the information gathered and that the said inspections shall not cause any disruption to the operation of the AMI's business.

29. Intellectual property . Any documents prepared or developed by AMI including all design, data, drawing, plan, commercial presentation, photography and trademark shall remain the sole property of AMI. Cosmetics shall no be authorized to use for any purpose whatsoever such AMI's design, data, drawing, plan, commercial presentation, photography and trademark, unless AMI's approval, such approval will not be unreasonable withheld.

30. Governing Law; Forum; Etc. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Bahamas (without giving effect to the laws, rules or principles of the Bahamas regarding conflicts of law). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a state court, in Nassau, the Bahamas or in London, England or in Paris, France. Each Party consents and submits to the non-exclusive personal jurisdiction of any such court in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested (or similar type of delivery in the identified contries), and by any other means permitted by applicable laws and rules. Each Party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any such court and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum. In the event of any litigation between or among any of the Parties with respect to this Agreement, the prevailing Party or Parties, as the case may be, shall be entitled to receive from the non-prevailing Party or Parties, as the case may be, all of such prevailing Party's or Parties' expenses incurred in connection with such litigation.

31. Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Party. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party shall be void. No person (including, without limitation, any employee of a Party) shall be, or be deemed to be, a third party beneficiary of this Agreement unless this Agreement specifically so provides. In the event that AMI desires to sell any or all of its capital shares or a material amount of its assets, AMI shall notify Cosmetics of all the terms of such proposed transaction and Cosmetics shall have one hundred eighty (180) days from the time it receives notification of the details of such transaction within which to notify AMI that it desires to consummate the transaction on the terms so specified. The closing of any such purchase of the capital stock or assets of AMI by Cosmetics shall take place pursuant to an agreement that contains the terms set forth in the Offer Notice as well as additional terms, plus ancillary terms as are appropriate for that transaction as reflected in similar transactions of this type.

32. Entire Agreement. This Agreement, together with the Schedules attached hereto and the agreements, certificates and instruments delivered pursuant hereto, constitutes the entire Agreement among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

33. Features of the Agreement. The Parties agree that they will, at all pertinent times, act in good faith to achieve the purposes and intents of this agreement. The Parties agree to implement all means at their disposal to achieve the result.

34. Amendments. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument that states that it adds to, amends, cancels, renews, extends or modifies this Agreement and is executed and delivered by each Party.

35. Waivers. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument that is executed and delivered by such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure by a Party (at any time or for any period of time) to exercise any right, power or remedy, shall constitute a waiver of the right to exercise or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

36. Headings; Counterparts. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement, and any agreement delivered pursuant hereto, may be signed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

37. Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intents as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

38. Rights and Remedies. All rights, powers and remedies afforded to a Party under this Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude the assertion, or the seeking, by a Party of any other rights or remedies.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

ALBAN MULLER INTERNATIONAL a French company	COSMETICS LIMITED a Bahamas international business company
By:________________________________	By:________________________________
Name: Alban Muller	Name: Michèle Steiner Warshaw
Title: Chairman	Title:Executive Vice President

SCHEDULE I

BRIEF

Concept name:
Brief number:
Date:

Priority of the project	One
Two
Three

Marketing Territories	European Union
USA
Japan
Muslin countries

Launching Date

Deadline for Acceptance

MARKETING & SALES

Product Claims					Price Point

One
Two
Three
Product Claims that will be efficacy trialed

Product Properties (in addition to Product Claims)

Anti-ageing	Balancing		pH balancer	Restructurising
Anti-bacterial	Exfoliating		Purifying	Sebo-regulating
Anti-inflammatory	Lifting		Regenerative	Soothing
Anti-oxidant	Moisturising		Remineralising	Toning
Anti-pollution	Nourishing		Repair	Whitening
Astringent				Resurfacing
Anti-scarring

Linked products			Client programme

Product Replacement

Yes		Product
Changeover date
No

Treatment Links

To be included in existing treatment
Yes	Name
No

New treatment to be created
Yes	Name
No

Range	Usage		Target User	Skin Type
Anti-Ageing	Morning		Female	Dry
Skincare	Evening		Male	Normal
Aroma Spa	Daily		< 25yrs	Oily
Aroma Exotics	Weekly		25 - 35yrs	Combination
Sunwise	Course		35 - 45yrs	Sensitive
Time for Men	Other		45 - 55yrs	Mature
Skin Therapy			> 55yrs	All types

PACKAGING

Retail Product

Yes	Size		Packaging and material		Carton
No	20ml		Tube		Yes
	50ml		Jar		No
	75ml		Bottle		Leaflet
	100ml		Airless pump		Yes
	200ml		Bottle / Pump		No

Professional

Yes	TBC	Size	Packaging
No	30ml		Tube
	50ml		Jar
	150ml		Bottle/pump
	250ml		Other

Travel

Yes	Size		Packaging		Carton
No	15ml		Tube		Yes
	20ml		Jar		No
	50ml		Bottle
	Other 10ml		Other
Airless pump of glass EO bottle
Sample

Yes	Size		Packaging		Carton
No	3ml		Tube		Yes
	5ml		Jar		No
	10ml		Bottle
Other

Launch Sample

Yes	Size		Packaging		Presentation Box
No	3ml		Tube		Yes
	5ml		Jar		No
	10ml		Bottle
Other

Launch Volumes

Retail
Professional
Travel
Sample
Launch Sample

FORMULATION

Fragrance

Note	Strength		Comments
Marine	Very light
Fruity	Light
Fresh	Normal
Floral	Slightly strong
Medicinal	Lasting		Competitor fragrances
Neutral	Non lasting
No fragrance

Ingredients not to be used

Name	Therapeutic property

Specific Ingredients

Name

Sunscreen			Target Price per Kg

Yes	SPF		< British Pound Stirling 5
	UVA		British Pound Stirling 5 - British Pound Stirling 10
	UVB		> British Pound Stirling 10
No

Tests

Challenge	Freeze/thaw		RIPT		Stability
Compatibility	Ocular		Safety assess.
	Patch		SPF
Efficacy
Micro-relief
Anti-wrinkle
Other

Feeling on the skin

Cool on contact	Immediately absorbed
Light film	Ready for make-up
Shiny	Smooth slip
Matt	Non Oily
No sticky after feel
Colour & Texture

Colour		Texture	Impression		Aspect
White	Very firm		Light		Shiny
Cream	Heavy		Rich		Matt
Pale pink	Firm 'butter'		Oil-based
Pale orange	Unctuous		Non-oily
Pale blue	Fine emulsion		Nourishing
Pale green	Light
Self-coloured	Aqueous		Competitors
Clear	Balm		Name	Size	Price British Pound Stirling	Price US$
Gel
Cream gel

SCHEDULE II

CHANGE INQUIRY

Sample submitted on
Ref. & name of the product

Estimated sales price

Details of modifications made by AMI Cosmetic Laboratory :

Changes in Inci List : YES NO

New changes requested by Cosmetics
Date: Signature:

Please, send back this form duly signed or completed with your comments to Cécile

SCHEDULE III

ACCEPTANCE FORM FOR ELEMIS

Sample submitted on
Ref. & name of the product

Modifications proposed by AMI
Estimated sales price

Details of modifications made by AMI Cosmetic Laboratory :

Changes in Inci List : YES #9; NO

Approved by Oriele or Noella	Tests accepted by Oriele
Date : Signature :	Challenge test will be carried out automatical-ly when formula is approved and stability tests are over Toxicity tests (=Patch test) Oriele's signature :

Please, send back this form duly signed or completed with your comments to Cécile

SCHEDULE IV

COSMETIC PILOT BATCH APPROVAL BY CUSTOMER

	FORM	Codification Version index State Date of application	FAQ-04 -026 1 Applicable 26/11/2004
Page 6 sur 22	COSMETIC PILOT BATCH APPROVAL BY CUSTOMER

Date : Requested by :		Visa :
Customer	Designation	Quantity produced	Production date

Part to be filled by customer :

Please, find attached a _____ sample of the above mentioned product.

Thank you to validate this sample according to the following characteristics :

Characteristics

Matching the approved sample

Not matching the approved sample

Comments

Texture

Clearness

Odour

Colour

Viscosity

Other details

CONCLUSION :

Approval of the pilot sample : YES NO

Comments :

Date : Visa :

Please, send back this form duly filled to the marketing person in charge in the Alban Muller Group :

ALBAN MULLER INDUSTRIE

Laboratoire de Formulation cosmétique

212 rue de Rosny

93 106 MONTREUIL CEDEX

SCHEDULE V

PRICELISTS

AROMASPA = ELEMIS

50/99 kg	100/199 kg	200/499 kg	+ 500 kg

100/199 tubs	+ 200 tubs

LA THERAPIE = EJ CONTRACTS

(CODE CLIENT = ELEMISTHER)

ELEMIS
all qties

all qties

all qties

all qties

all qties

all qties

SCHEDULE VI

TESTS PRICES

Prices valid from 1st Jan 2007, for one test.

  Challenge Test : GBP ₤420 (420 Pounds Sterling) excluding tax.
  Patch test : GBP ₤240 (240 Pounds Sterling), excluding tax.
  Safety Assessment: GBP ₤60 (60 Pounds Sterling), excluding tax.
  Ocular test : GBP ₤384 (384 Pounds Sterling), excluding tax,.
  Additional test other than those in section 5: on accepted quotation by Cosmetics.

Prices may be changed according to prices of the external provider.